Exhibit 3.1

Delaware	PAGE 1
The First State
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “JDA SOFTWARE GROUP, INC. ” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     RESTATED CERTIFICATE, FILED THE EIGHTH DAY OF NOVEMBER, A.D. 2002, AT 1 O’CLOCK P.M.
     CERTIFICATE OF MERGER, FILED THE THIRTIETH DAY OF DECEMBER, A.D. 2003, AT 7:30 O’CLOCK P.M.
     CERTIFICATE OF DESIGNATION, FILED THE FIFTH DAY OF JULY, A.D. 2006, AT 11:58 O’CLOCK A.M.
     CERTIFICATE OF CORRECTION, FILED THE TWENTIETH DAY OF OCTOBER, A.D. 2006, AT 4:07 O’CLOCK P.M.
     CERTIFICATE OF RENEWAL, FILED THE TWENTY-SECOND DAY OF JULY, A.D. 2008, AT 8 O’CLOCK A.M.
     CERTIFICATE OF DESIGNATION, FILED THE FOURTEENTH DAY OF OCTOBER, A.D. 2009, AT 12:44 O’CLOCK P.M.
     CERTIFICATE OF AMENDMENT, FILED THE FOURTEENTH DAY OF JULY, A.D. 2010, AT 3:07 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
2487680 8100X	AUTHENTICATION: 8113555

100742804	DATE: 07-15-10
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:00 PM 11/08/2002
020692473 — 2487680
THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
JDA SOFTWARE GROUP, INC.,
a Delaware Corporation
     JDA SOFTWARE GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
     ONE: The name of this Corporation is JDA SOFTWARE GROUP, INC.
     TWO: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on the 14th day of March, 1995.
     THREE: This Third Restated Certificate of Incorporation only restates and integrates and does not further amend provisions of the Certificate of Incorporation as heretofore in effect, and there is no discrepancy between those provisions and the provisions of this Third Restated Certificate of Incorporation. This Third Restated Certificate of Incorporation has been adopted by the Board of Directors in the manner and by the vote prescribed by Section 245 of the General Corporation Law of the State of Delaware, and is as follows:
ARTICLE I
     The name of this Corporation is JDA SOFTWARE GROUP, INC. (the “Corporation”).
ARTICLE II
     The address of the registered office of this Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
     This Corporation is authorized to issue two classes of stock to be designated, respectively, the “Preferred Stock” and the “Common Stock.” The total number of shares of capital stock which this Corporation is authorized to issue is Fifty-Two Million (52,000,000) shares. Fifty Million (50,000,000) shares shall be common stock, par value $0.01 per share (the

“Common Stock”), and Two Million (2,000,000) shares shall be Preferred Stock, par value $1.00 per share (the “Preferred Stock”).
     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
     The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:
     1. Dividends. If the Board of Directors shall elect to declare dividends out of funds legally available therefor, such dividends shall be declared in equal amounts per share on all shares of Common Stock and Series A Preferred Stock then outstanding (on an as-converted to Common Stock basis), subject to Article VI.
     2. Liquidation Rights. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, and after the payment of any preferential liquidating distribution, if any, to the holders of the Preferred Stock as provided in Article VI, any remaining assets shall be distributed ratably among the holders of this Corporation’s Common Stock and Series A Preferred Stock (on an as-converted to Common Stock basis).
     3. Voting Rights. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of the Preferred Stock upon any items submitted to a vote of stockholders and those matters required by law to be submitted to a class vote.
ARTICLE VI
     Five Hundred Thousand (500,000) shares of the Preferred Stock are hereby designated “Series A Preferred Stock” $1.00 par value per share, with the rights, preferences and privileges specified herein.
     The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

     1. Dividends and Distributions.
          (A) The dividend rate on the shares of Series A Preferred Stock shall be for each quarterly dividend (hereinafter referred to as a “quarterly dividend period”) which quarterly dividend periods shall commence on January 1, April 1, July 1 and October 1 each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”) (or in the case of original issuance, from the date of original issuance) and shall end on and include the day next preceding the first date of the next quarterly dividend period, at a rate per quarterly dividend period (rounded to the nearest cent) equal to the greater of (a) $250.00 or (b) subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared (but not withdrawn) on the Common Stock during the immediately preceding quarterly dividend period, or, with respect to the first quarterly dividend period, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event this Company shall at any time after October 2, 1998 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b)of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

     2. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event
          (B) Except as otherwise provided herein, in the Certificate of Incorporation or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
          (C) Except as set forth herein, in the Certificate of Incorporation and in the Bylaws, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     3. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
     4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive the greater of (a) $10,000.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     5. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event
     6. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.
     7. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock. All payments made with respect to fractional shares hereunder shall be rounded to the nearest whole cent.
     8. Certain Restrictions.
          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Article VI, Section 1, are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
          (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 8, purchase or otherwise acquire such shares at such time and in such manner.
     9. Ranking. The Series A Preferred Stock shall be junior to all other Series of the Corporation’s preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series shall provide otherwise.
     10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock voting together as a single class.
ARTICLE VII
     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
     2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     3. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
     4. Special meetings of stockholders of the Corporation may be called only (1) by the Board of Directors pursuant to a resolution adopted by at least one-third of the total number of directors then in office or (2) by the Corporation’s President or Chief Executive Officer.
ARTICLE VIII
     1. The number of directors shall be set at four (4) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the closing of the first sale of the Corporation’s Common Stock, pursuant to a firmly underwritten registered public offering (the “IPO”); the term of office of the second class (Class II) to expire at the second annual meeting of stockholders held following the IPO; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.
     2. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     3. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

ARTICLE IX
     The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of at least two-thirds (2/3) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE X
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE XI
     The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XI, Article VII, Article VIII, Article IX or Article X.

     IN WITNESS WHEREOF, JDA SOFTWARE GROUP,  INC. has caused this Third Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary this 23 rd day of July, 2002.

JDA SOFTWARE GROUP, INC.
By:	Hamish N. Brewer
Hamish N. Brewer, President

ATTEST
By:	Kristen L. Magnuson
Kristen L. Magnuson, Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:17 PM 12/30/2003
FILED 07:30 PM 12/30/2003
SRV 030845103 — 2487680 FILE
CERTIFICATE OF MERGER
OF
JDA-E3- CORPORATION
(a Delaware corporation)
WITH AND INTO
JDA SOFTWARE GROUP, INC.
(a Delaware corporation)
     JDA Software Group, Inc. (“JDA”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”) and JDA-E3 Corporation (“JDA-E3”), organized and existing under and by virtue of the DGCL and a wholly-owned subsidiary of JDA
     EACH DO HEREBY CERTIFY:
     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation

JDA Software Group, Inc.	Delaware
JDA-E3 Corporation	Delaware
     SECOND: That an Agreement and Plan of Merger dated as of December 29, 2003 (“Agreement of Merger”) by and between JDA-E3 and JDA has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the DGCL.
     THIRD: That the name of the surviving corporation of the merger is JDA Software Group, Inc.
     FOURTH: The Certificate of Incorporation of JDA shall be the Certificate of Incorporation of the surviving corporation.
     FIFTH: That the executed Agreement of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 14400 North 87th Street, Scottsdale, Arizona 85260—2649.
     SIXTH: That a copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.
[Signature page follows]

     IN WITNESS WHEREOF, JDA and JDA-E3 have caused the Certificate to be duly signed its authorized officers, this 29th day of December, 2003.

JDA SOFTWARE GROUP, INC.
By:	/s/ Hamish Brewer
Hamish Brewer, President and
Chief Executive Officer

JDA-E3 CORPORATION
By:	/s/ Hamish Brewer
Hamish Brewer, President and
Chief Executive Officer

[Signature Page to the Certificate of Merger]

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:07 PM 07/05/2006
FILED 11:58 AM 07/05/2006
SRV 060638611 — 2487680 FILE
CERTIFICATE OF DESIGNATION
of
RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
of
SERIES B CONVERTIBLE PREFERRED STOCK
of
JDA SOFTWARE GROUP, INC.
The undersigned officer of JDA Software Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGC-L”), does hereby certify the following.
A.	The Corporation has authorized 2,000,000 shares of Preferred Stock, par value $1.00 per share, none of which has been issued

B.	Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by its Third Restated Certificate of Incorporation (the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board has duly adopted recitals and resolutions in accordance with the powers granted it by the Certificate of Incorporation, which resolutions remains in full force and effect on the date hereof, as follows:
WHEREAS, the Certificate of Incorporation provides for a class of stock designated “Preferred Stock”, issuable from time to time in one or more series;
WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and,
WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a series of Preferred Stock as “Series B Convertible Preferred Stock” and to fix and determine the number of shares constituting such series and the rights preferences, privileges and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby designates such new series of Preferred Stock and the number of shares constituting such series as follows:
I.	Designation of Series. The Corporation shall have a series of Preferred Stock designated as “Series B Convertible Preferred Stock” (the “Series B Preferred”).

II.	Designation of Number of Shares of Series B Preferred. The number of shares constituting the Series B Preferred shall be 50,000 shares.

III.	Rank of Series B Preferred. The Series B Preferred shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all classes of common stock of the Corporation (including Common Stock (as hereinafter defined)) and senior to any other class of capital stock or series of preferred stock, unless the issuance of capital stock being on parity with or senior to the Series B Preferred shall be in compliance with this Certificate of Designation.

IV.	Fixing the Rights, Preferences, Privileges and Restrictions of the Series B Preferred. The rights, preferences, privileges and restrictions hereby granted to and imposed upon the Series B Preferred are as follows:
* * * *
Section 1. Dividends.
          The Series B Preferred shall not bear a fixed yield or dividend. However, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation also shall declare and pay to the holders of the Series B Preferred, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred had all of the outstanding Series B Preferred been converted immediately prior to the record date for such dividend or, if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.
Section 2. Liquidation.
          2A. Liquidation Events. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a “Liquidation Event”), each holder of Series B Preferred shall be entitled to be paid out of cash legally available for distribution to stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all shares of the Series B Preferred (each, a “Share” and collectively, the “Shares”) held by such holder plus all accrued and unpaid dividends thereon and (ii) the aggregate amount that would be paid in connection with such Liquidation Event with respect to the Common Stock issuable upon conversion of all Shares held by such holder had all of the outstanding Series B Preferred been converted immediately prior to such Liquidation Event, and the holders of Series B Preferred shall not be entitled to any further payment. If upon any such Liquidation Event the Corporation’s assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2A, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series B Preferred held by each such holder.
          2B. Notice. Not less than 40 days and not more than 90 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such Liquidation Event, and not less than 40 days and not more than 90 days prior to consummating any transaction deemed a Liquidation Event as described in Section 2C below, the Corporation shall deliver written notice of such transaction, in each case to each record holder of Series B Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event or the terms of such transaction described in Section 2C (including the amount to be paid with respect to each Share and each share of Common Stock in connection therewith), as the case may be.
          2C. Deemed Liquidation Events. Upon the election of the Majority Holders delivered to the Corporation within 15 days after receipt of the Corporation’s notice to the holders of Series B Preferred under Section 2B, any consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity) or any sale or transfer by the Corporation of all or substantially all of its assets (determined either for the Corporation alone or with its Subsidiaries on a consolidated basis) or any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or the beneficial or record holders thereof as a result of which such holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors, shall be deemed to be a Liquidation Event for purposes of this Section 2, and, to the extent permitted by the Senior Debt, the holders of the Series B Preferred shall be entitled to receive a payment from the Corporation equal to the amounts payable with respect to the Series B Preferred upon a Liquidation Event under this Section 2 (the “Liquidation Payment Amount”) in cancellation of their Shares upon the consummation of any such transaction; provided that the foregoing provision shall not apply to any merger in which (i) the Corporation is the surviving entity, (ii) the terms of the Series B Preferred are not changed and the Series B Preferred is not exchanged for any cash, securities or other property, (iii) the beneficial holders of the Corporation’s outstanding capital stock immediately prior to the merger shall continue to own shares of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors and (iv) no Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of Series B Preferred as of the date of the Purchase Agreement, has “beneficial ownership” (as that term is used under the Securities Exchange Act of 1934, as amended) of more than 25% of the outstanding Common Stock. The Corporation shall give prompt written notice of any such election of the Majority Holders to all other holders of Series B Preferred within five days after the receipt thereof, and each such holder shall have until the fifth business day prior to the date of consummation of such deemed Liquidation Event to demand payment from the Corporation of the Liquidation Payment Amount in cancellation of their Shares upon the consummation of any such transaction. The Majority Holders shall have the right to elect the benefits of either this Section 2 or Section 3G hereof in connection with any such merger, consolidation or sale of assets.
Section 3. Redemptions.
          3A. Scheduled Redemption. At any time after September 6, 2013, any holder of Series B Preferred may demand redemption of all or any part of the Shares of Series B Preferred then held by such holder. Holders may exercise such redemption right by giving written notice to the Corporation of such election not more than 60 days and not less than 15 days prior to the date on which such redemption is to be made. Upon such holders’ redemption election pursuant to this Section 3A, the Corporation shall be obligated to redeem such Shares on the date specified in such notice at a price per Share equal to the Cash Redemption Price.
          3B. Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash equal to the Cash Redemption Price. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Cash Redemption Price of such Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.
          3C. Upon Notice of Redemption. Upon mailing any redemption notice, the Corporation shall become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein in accordance with the applicable paragraph of this Section 3. In case fewer than the total number of Shares represented by any certificate are redeemed in any redemption hereunder, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.
          3D. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Cash Redemption Price specified herein is paid to the holder of such Share. On such date, all rights of the holder of such Share (other than as set forth in Section 3D) shall cease, and such Share shall no longer be deemed to be issued and outstanding.
          3E. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

          3F. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Series B Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series B Preferred on the basis of the number of Shares owned by each such holder. Except as otherwise provided herein, the number of Shares of Series B Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding, but in no event more than the number of Shares of which such holder has accepted or requested redemption.
          3G. Special Redemptions.
          (i) If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Series B Preferred, but in any event such notice shall not be given later than five days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Series B Preferred prompt written notice of any material change in the terms or timing of such transaction. The Majority Holders may require, to the extent permitted by the Senior Debt, the Corporation to redeem all or any portion of the Series B Preferred owned by such holder or holders at a price per Share equal to the Cash Redemption Price by giving written notice to the Corporation of such election prior to the later of (a) 15 days after receipt of the Corporation’s notice and (b) 15 days prior to the consummation of the Change in Ownership (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to require the Corporation to redeem all or any portion of the Series B Preferred to all other holders of Series B Preferred within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series B Preferred owned by such holder.
          Upon receipt of such election(s), the Corporation shall be obligated, to the extent permitted by the Senior Debt, to redeem the aggregate number of Shares specified therein on the later of (a) the occurrence of the Change in Ownership or (b) five days after the Corporation’s receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series B Preferred may rescind such holder’s request for redemption by giving written notice of such rescission to the Corporation.
          (ii) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Series B Preferred not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Series B Preferred prompt written notice of any material change in the terms or timing of such transaction. The Majority Holders may require, to the extent permitted by the

Senior Debt, the Corporation to redeem all or any portion of the Series B Preferred owned by such holder or holders at a price per Share equal to the Cash Redemption Price by giving written notice to the Corporation of such election prior to the later of (a) fifteen days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Series B Preferred (but in any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Series B Preferred owned by such holder.
          Upon receipt of such election(s), the Corporation shall be obligated, to the extent permitted by the Senior Debt, to redeem the aggregate number of Shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series B Preferred may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.
Section 4. Voting Rights.
          4A. Election of Directors. In the election of directors of the Corporation, the holders of the Series B Preferred, voting separately as a single series to the exclusion of all other classes and series of the Corporation’s capital stock and with each Share of Series B Preferred entitled to one vote, shall be entitled (so long as Thoma Cressey is the Majority Holder, but in no event at any time that Thoma Cressey is not the Majority Holder) at an annual or special meeting of the shareholders to elect one director to serve as a member of the Corporation’s Board of Directors (the “Series B Director”), until his successor is duly elected by the holders of the Series B Preferred, subject to prior death, resignation, retirement, disqualification, or removal or termination of term of office in accordance with this Section 4A. The Series B Director so elected shall be in addition to the directors elected by the holders of the Common Stock of the Corporation, and shall in accordance with the Corporation’s bylaws increase the maximum number of directors otherwise permitted pursuant to the Corporation’s bylaws.
          (i) Initial Appointment. Upon the initial issuance of any Series B Preferred, the vacancy resulting from the directorship newly created hereby shall be filled by a vote of the other directors on the Board of Directors to designate Orlando Bravo as the initial Series B Director.
          (ii) Subsequent Designation and Election. At any time that the holders of Series B Preferred are entitled to elect a Series B Director pursuant to Section 4A above, the individual designated by the Majority Holders shall be elected by the holders of the Series B Preferred as the Series B Director and all holders of Series B Preferred shall vote their Shares in such a manner to effect the election of the Series B Director designated by the Majority Holders.

          (iii) Qualifications; Disqualification; Resignation; Termination of Term; Removal; and Vacancies.
          (a) Qualification. Notwithstanding appointment or election to the Board of Directors, the Series B Director’s qualification to serve on the Board of Directors is subject to compliance with any then existing applicable local, state or federal law or regulations governing the business operations of the Corporation and the Corporation’s directors generally.
          (b) Resignation. The Series B Director may resign from the Board of Directors at any time by giving written notice to the Corporation at its principal executive office. The resignation is effective without acceptance when the notice is given to the Corporation, unless a later effective time is specified in the notice.
          (c) Termination of Term of Office. So long as any Series B Preferred remains outstanding and Thoma Cressey is the Majority Holder, the term of office of the Series B Director may be terminated only by the Majority Holders. The term of office of the Series B Director shall automatically terminate on the date on which Thoma Cressey is no longer the Majority Holder.
          (d) Removal. So long as any Series B Preferred remains outstanding, the Series B Director may be removed only by (I) a written direction of removal delivered to the Corporation by the Majority Holders or (II) a resolution of the Board of Directors excluding such Series B Director if such Series B Director fails to meet the requirements for qualification provided for in Section 4A(iii)(a).
          (e) Vacancies. In the event of a vacancy on the Board resulting from the death, disqualification, resignation, retirement or termination of term of office of the Series B Director designated by the Majority Holders, the resulting vacancy shall be filled by a representative designated in a writing to the Corporation by the Majority Holders, until the next annual or special meeting of the shareholders (and at such meeting, such representative, or another representative designated by the Majority Holders, will be elected to the Board in the manner described in this Section 4A). If the Majority Holders fail or decline to fill the vacancy, then the directorship shall remain open until such time as the Majority Holders elect to fill it with a representative designated hereunder.
          (iv) Committees. The Series B Director shall serve on any executive committee of the Board of Directors and on any pricing committee relating to the offering or sale of securities by the Corporation and, in each case, on any successor or comparable committee thereto.
          (v) Fees & Expenses. The Series B Director shall be entitled to all fees, other compensation and reimbursement of expenses paid to Board of Directors members who are not employees of the Corporation or its Subsidiaries.

          (vi) Reporting Information. The Majority Holders shall provide the Corporation with all necessary assistance and information related to the Series B Director that is required (or would be required if the Corporation were subject to Regulation 14A under the Securities Exchange Act of 1934, as amended) to be disclosed in solicitations of proxies or otherwise, including such person’s written consent to being named in the proxy statement (if applicable) and to serving as a director if elected.
          (vii) Voting Agreement. The holders of Series B Preferred intend the provisions of this Section 4A to be enforceable as a shareholder voting agreement in accordance with the provisions of the DGCL.
          4B. Other Voting Rights. The holders of the Series B Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws and shall be entitled to all votes as a single class provided for or required by applicable law, and, except as otherwise required by applicable law, the holders of the Series B Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together as a single class with (i) the holders of the Common Stock, (ii) the holders of any class or series of preferred stock entitled to vote with the Common Stock and (iii) the holders of any note or debenture entitled to vote with the Common Stock, in each case pursuant to the terms of the Certificate of Incorporation or any certificate of designation, with each share of Series B Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Series B Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote; provided that, so long as at least shares of Series B Preferred greater than or equal to 25% of the shares initially issued in by the Corporation on July 5, 2006 remain outstanding, written consent or other affirmative vote of the Majority Holders (which Majority Holders shall act in good faith to provide the Corporation with a response (whether affirmative or negative) to any request for the written consent or other affirmative vote of the Majority Holders hereunder and to make any requests for additional information necessary or desirable in considering such request), voting as a single and separate class, will be required (so long as Thoma Cressey is the Majority Holder, but in no event at any time that Thoma Cressey is not the Majority Holder) for the Corporation to:
          (i) authorize, issue, sell (including from treasury) or enter into any agreement providing for the issuance or sale (contingent or otherwise) of, or take any action that would amend the terms of or reclassify any existing securities so as to constitute, (a) any capital stock or other equity securities of the Corporation or any Subsidiary (or any such securities convertible into or exchangeable for any capital stock or other equity securities or containing equity or profit participation features), other than issuances of up to an aggregate of 6,254,418 shares of Common Stock (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar events affecting the Common Stock) upon the exercise of Options issued pursuant to the Permitted Stock Plans and other than the issuance, sale or entering into any agreements with respect thereto of Junior Securities for a price no less than their Market Price, or (b) any additional shares of Series B Preferred;

          (ii) consummate or permit any Subsidiary to consummate any Fundamental Change, Organic Change or Change in Ownership or permit any Subsidiary to merge or consolidate with any Person (other than a merger or consolidation with the Corporation or between or among Wholly-Owned Subsidiaries) within three years of the original date of issuance of the Series B Preferred;
          (iii) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);
          (iv) make any material change to the Corporation’s capital structure;
          (v) make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due; or petition or apply, or permit any Subsidiary to petition or apply, to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commence any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or, after any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary, either (A) by any act of the Corporation or any Subsidiary indicate its approval thereof, consent thereto or acquiescence therein or (B) fail to seek to have such petition, application or proceeding dismissed;
          (vi) acquire or enter into, or permit any Subsidiary to acquire or enter into, any material interest or material Investment in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or any material joint venture (including by issuing or selling any shares of the capital stock, or rights to acquire shares of the capital stock, of any Subsidiary to any Person other than the Corporation or a Wholly-Owned Subsidiary);
          (vii) create, incur, assume or suffer to exist or enter into any agreement providing for a facility from which it may incur, or permit any Subsidiary to create, incur, assume or suffer to exist or enter into any agreement providing for a facility from which it may incur, Funded Debt;
          (viii) become subject to, or permit any of its Subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restricts (a) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any indebtedness owed to, the Corporation or another Subsidiary or (b) the Corporation’s right to perform the provisions of this Certificate of Designation or the Corporation’s bylaws (including, without limitation, restrictions relating to the declaration and payment of dividends on and/or the making of redemptions of the Series B Preferred as contemplated by this Certificate of Designation and/or relating to conversions of the Series B Preferred);

          (ix) increase the number of authorized shares of any series of preferred stock or alter, change or otherwise affect or impair the rights, preferences or powers or the relative preferences and priorities of the holders of any series of preferred stock;
          (x) make any amendment to the Certificate of Incorporation, this Certificate of Designation or the Corporation’s bylaws (other than as required by law);
          (xi) adopt or amend any anti-takeover protections (including, without limitation, any agreement in which the payment of money is or could be triggered by a change of control or any shareholder rights plan or poison pill plan or similar arrangement relating to accumulations of beneficial ownership of the Corporation’s capital stock or a change in control of the Corporation), other than the adoption or entering into of change of control agreements with officers of the Corporation on terms substantially similar to the terms of the change of control agreements between the corporation and officers of the Corporation in effect on the date of the initial issuance of the Series B Preferred; or
          (xii) commit or agree to do any of the foregoing.
Notwithstanding the foregoing, no consent or affirmative vote of the Majority Holders shall be required for the Corporation or any of its Subsidiaries to (x) enter into any agreement with respect to the initial incurrence of the Senior Debt or any incurrence of revolving credit indebtedness thereunder (including the incurrence of liens), (y) perform any of its obligations thereunder or abide by any of the provisions thereof or (z) repay or prepay any loans, indebtedness or obligations thereunder when due, including the repayment of revolving credit loans from time to time, in accordance with the terms thereof.
Section 5. Conversion.
          5A. Conversion at the Holder’s Option. At any time and from time to time, any holder of Series B Preferred may convert (without the payment of any additional consideration) all or any portion of the Series B Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $1,000 and dividing the result by the Conversion Price then in effect.
          5B. Conversion at the Corporation’s Option. The Corporation may, at any time that the Market Price per shares of the Underlying Common Stock is greater than or equal to a price that is 250% of the Conversion Price then in effect, force a conversion of all (but not less than all) of the Shares of Series B Preferred then outstanding. The Corporation may exercise such conversion right by giving written notice to the holders of Series B Preferred of such election not less than 30 calendar days prior to the date on which such conversion is to be made.
          5C. Conversion Procedure.
          (i) Except as otherwise provided herein, each conversion of Series B Preferred shall be deemed to have been effected as of the close of business on the date on which the applicable notice of conversion has been made in accordance with this Certificate of Designations. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series B Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.
          (ii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Cash Redemption Price for such Share.
          (iii) Notwithstanding any other provision hereof, if a conversion of Series B Preferred is to be made in connection with a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares of Series B Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.
          (iv) As soon as possible after a conversion has been effected (but in any event within three business days), the Corporation shall deliver to the converting holder:
          (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;
          (b) payment in an amount equal to all accrued dividends with respect to each Share converted which have not been paid prior thereto; and
          (c) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.
          (v) The Corporation shall declare the payment of all dividends payable under Section 5C(iv)(b) above. If the Corporation is not permitted under applicable law to pay any portion of the accrued and unpaid dividends on the Series B Preferred being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.
          (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred shall be made without charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.
          (vii) The Corporation shall not close its books against the transfer of Series B Preferred or of Conversion Stock issued or issuable upon conversion of Series B Preferred in any manner which interferes with the timely conversion of Series B Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).
          (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred.
          5D. Conversion Price. The initial Conversion Price shall be $13.875. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5D, Section 5E, Section 5F and Section 5G.
          5E. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
          5F. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) to insure that the Series B Preferred shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Series B Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) to insure that the provisions of this Section 5 and Section 6 hereof shall thereafter be applicable to the Series B Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series B Preferred, if the value so reflected is less than the Conversion Price determined as of the date of such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the Majority Holders), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
          5G. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Series B Preferred.
          5H. Notices.
          (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.
          (ii) The Corporation shall give written notice to all holders of Series B Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
          (iii) The Corporation shall also give written notice to the holders of Series B Preferred at least 20 days prior to the date on which any Organic Change shall take place.

          5I. No Avoidance. If the Corporation shall enter into any transaction for the purpose of avoiding the application of the provisions of this Section 5, the benefits of such provisions shall nevertheless apply and be preserved.
Section 6. Purchase Rights.
          If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Right”), then each holder of Series B Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Series B Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
Section 7. Events of Noncompliance.
          7A. Definition. An “Event of Noncompliance” shall have occurred if:
          (i) the Corporation fails to pay on any dividends with respect to the Series B Preferred that it is required to make pursuant to Section 1A hereof;
          (ii) the Corporation fails to make any redemption payment with respect to the Series B Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;
          (iii) the Corporation materially breaches or otherwise materially fails to perform or observe any other covenant or agreement set forth herein or in any of the Transaction Documents and such breach or failure continues for a period of 30 days after notice is given the Corporation by any holder of Series B Preferred or the Corporation otherwise has actual knowledge thereof or any opinion of the Corporation’s independent accountants on the Corporation’s audited financial statements contains a going-concern exception;
          (iv) any representation or warranty contained in any of the Transaction Documents or required to be furnished to any holder of Series B Preferred pursuant to the Purchase Agreement, or any information contained in writing furnished by the Corporation or any Subsidiary to any holder of Series B Preferred, is false or misleading on the date made or furnished, and such breach of the representation or warranty has had or would reasonably be expected to result in a Material Adverse Effect;
          (v) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;
          (vi) a judgment in excess of the sum of $25,000,000 plus (unless the applicable insurer has in any way disputed or denied such coverage) the amount of applicable insurance coverage is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not fully discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or
          (vii) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $25,000,000 to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $25,000,000 to become due prior to its stated maturity.
          7B. Consequences of Events of Noncompliance.
          (i) If an Event of Noncompliance other than an Event of Noncompliance of the type described in Section 7A(v) has occurred and is continuing, the Majority Holders may demand (by written notice delivered to the Corporation), to the extent permitted by the Senior Debt, immediate redemption of all or any portion of the Series B Preferred owned by such holder or holders at a price per Share equal to the Cash Redemption Price. The Corporation shall give prompt written notice of such election to the other holders of Series B Preferred (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand, to the extent permitted by the Senior Debt, immediate redemption of all or any portion of such holder’s Series B Preferred by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice. The Corporation shall redeem, to the extent permitted by the Senior Debt, all Series B Preferred as to which rights under this Section 7B(i) have been exercised within 15 days after receipt of the initial demand for redemption.
          (ii) If an Event of Noncompliance of the type described in Section 7A(v) has occurred, all of the Series B Preferred then outstanding shall, to the extent permitted by the Senior Debt, be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Series B Preferred) at a price per Share equal to the Cash Redemption Price. The Corporation shall immediately redeem all Series B Preferred upon the occurrence of such Event of Noncompliance.
          (iii) If any Event of Noncompliance exists, each holder of Series B Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 8. Registration of Transfer.
          The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate.
Section 9. Replacement.
          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series B Preferred, and in the ease of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the ease of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
Section 10. Amendment and Waiver.
          No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the Majority Holders as of the time such action is taken; provided that if any such amendment, modification or waiver is to a provision in this Certificate of Designation that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver shall not be effective unless such vote is obtained with respect to such amendment, modification or waiver; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series B Preferred then outstanding. No other course of dealing between the Corporation and the holder of any Series B Preferred or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders. For purposes of this Certificate of Designation, Series B Preferred held by the Corporation or any Subsidiaries shall not be deemed to be outstanding.

Section 11. Notices.
          All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Certificate of Designation shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 4:00 p.m. Chicago time on a business day (and otherwise, on the immediately succeeding business day), one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent (i) to the Corporation, at its principal executive offices and (ii) to any holder of Series B Preferred, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).
Section 12. Definitions.
          “Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and (ii) if such Person is a partnership or limited liability company, any partner or member thereof
          “Cash Redemption Price” of any Share as of any date of determination means the greater of (a) the Liquidation Value thereof plus all accrued and unpaid dividends thereon and (b) the sum of (i) the Fair Market Value of the Conversion Stock issuable upon conversion of such Share of Series B Preferred (which, in the case of a redemption in connection with a Change in Ownership or Fundamental Change, shall be the Fair Market Value of the total consideration that the holder of the Share of Series B Preferred to be redeemed would have received in connection with such Change in Ownership or Fundamental Change had such holder converted such Share into Conversion Stock immediately prior to such Change in Ownership or Fundamental Change) plus (ii) accrued and unpaid dividends on such Share.
          “Change in Ownership” means any transaction or event (including, without limitation, any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof) which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than the initial holders of Series B Preferred, owning (including “beneficial ownership,” as that term is used under the Securities Exchange Act of 1934, as amended) more than 25% of the Common Stock outstanding at the time of such transaction or event, or of capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.
          “Closing” means the closing of the separate purchases and sales of the Series B Preferred pursuant to the Purchase Agreement.

          “Common Stock” means, collectively, the Corporation’s Common Stock, par value $.0 1 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation Event.
          “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 5C(i) and 5C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Series B Preferred.
          “Conversion Stock” means shares of the Corporation’s Common Stock, par value $.01 per share; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series B Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.
          “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.
          “Disclosure Schedules” means the schedules referenced in the Purchase Agreement (other than the Schedule of Purchasers) and delivered to each of the Purchasers in a letter dated as of the date of the Purchase Agreement.
          “Event of Noncompliance” has the meaning specified in Section 7A.
          “ Fair Market Value” means (a) with respect to cash, the amount thereof, (b) with respect to securities, their Market Price and (c) with respect to any consideration other than cash or securities, its fair value determined jointly by the Corporation’s Board of Directors and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and the Corporation and the holders of Series B Preferred (pro rata based on the number of Shares held by each such holder) each shall pay one-half of the fees and expenses of such appraiser.
          “Fundamental Change” means (1) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured by Fair Market Value) in any transaction or series of transactions, or (2) any merger or consolidation to which the Corporation is a party or any recapitalization, reorganization or reclassification of the Corporation or its capital stock, except for a merger, recapitalization, reorganization or reclassification in which the Corporation is the surviving corporation, the terms of the Series B Preferred are not changed and the Series B Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, recapitalization, reorganization or reclassification, the beneficial holders of the Corporation’s outstanding capital stock immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors and no Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the initial holders of Series B Preferred, has “beneficial ownership” (as that term is used under the Securities Exchange Act of 1934, as amended) of more than 25% of the outstanding Common Stock.
          “Funded Debt” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security and (iii) any indebtedness described in clauses (i) or (ii) guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); provided that “Funded Debt” shall not include any loans between the Corporation and/or its Wholly-Owned Subsidiaries.
          “GAAP” means generally accepted accounting principles in the United States, consistently applied.
          “Investments” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interests (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.
          “Junior Securities” means shares of any class or series of the Corporation’s capital stock or other equity securities which are junior to the Series B Preferred in all respects with respect to preference and priority on dividends, redemptions, liquidations and otherwise, including, without limitation, (i) not having redemption rights or obligations or other put or call rights in priority to, or earlier in time than, the payment in fill in cash of the Redemption Price or conversion of all Shares of Series B Preferred, except for after the Scheduled Demand Redemption Date, (ii) being subordinate in all respects to prior payment in full of all amounts to which the holders of the Series B Preferred are entitled hereunder upon a Liquidation Event (including in the case of any deemed Liquidation Event described in Section 2C), (iii) not providing for cash dividends (although such securities may have payment-in-kind or accruing dividends), (iv) not containing any other rights or terms entitling the holder thereof to receive or obtain any other payments prior to the payment in full of all amounts to which the holders of Series B Preferred are entitled, (v) not containing any provision which in any way could impair, restrict or otherwise adversely affect the Corporation’s right or ability to comply with its obligations with respect to the Series B Preferred, (vi) not containing any other rights superior to the rights afforded to the holders of Series B Preferred pursuant to this Certificate of Designation, and (vii) not providing for or permitting the conversion, exercise or exchange of such security (regardless of the circumstances) into or for a security other than a Junior Security as otherwise described in this definition.
          “Liquidation Event” has the meaning specified in Section 2A.

          “Liquidation Payment Amount” has the meaning specified in Section 2C.
          “Liquidation Value” of any Share as of any particular date shall be equal to $1,000.
          “Majority Holders” means the holders of a majority of the then outstanding Series B Preferred.
          “Market Price” of any security means the average, over a period of 20 days consisting of the day as of which “Market Price” is being determined and the 19 consecutive trading days prior to such day, of the closing prices of such security’s sales on the principal securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq National Market System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and the Corporation and the holders of Series B Preferred (pro rata based on the number of Shares held by each such holder) each shall pay one-half of the fees and expenses of such appraiser.
          “Marketable Securities” means securities which are (i) listed or quoted on a United States national securities exchange or quoted on a United States national automated inter- dealer quotation system, (ii) in the Majority Holders’ reasonable belief after consultation with counsel, immediately eligible for sale by each holder pursuant to a registration statement effective under the Securities Act of 1933, as amended, or immediately eligible for sale by the holder (independently of sales by other holders) pursuant to Rule 144(k) of the Securities Act of 1933, as amended, or any similar provision then in force and (iii) not subject to any “hold-back” or “lock-up” imposed by a managing underwriter in connection with a public offering of the issuer or any other restriction on the disposition thereof under the terms of any other agreement.
          “Material Adverse Effect” means a material and adverse effect, change or development upon or in the business, operations, assets, liabilities, condition (financial or otherwise), business prospects or operating results of the Corporation and its Subsidiaries taken as a whole.
          “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

          “Organic Change” has the meaning specified in Section 5F.
          “Permitted Stock Plans” means the following stock option plans of the Company, each of which have been approved by the Company’s stockholders in accordance with the applicable rules of the Nasdaq National Market: 1995 Stock Option Plan, 1996 Stock Option Plan, 1996 Outside Director Stock Option Plan, 1998 Non-statutory Stock Option Plan and 2005 Performance Incentive Plan.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.
          “Purchase Agreement” means the Preferred Stock Purchase Agreement, dated as of April 23, 2006, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.
          “Purchase Rights” has the meaning specified in Section 6.
          “Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or at the Scheduled Redemption Date; provided that no such date shall be a Redemption Date unless the Cash Redemption Price is actually paid in Full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.
          “Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 23, 2006, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.
          “Scheduled Demand Redemption Date” has the meaning specified in Section 3A.
          “SEC Reports” means the quarterly reports on Form 10-Q and the annual reports on Form 10-K (including any amendments thereto) required to be filed by it with the Securities and Exchange Commission (including any successor thereto) pursuant to the federal securities laws and the Securities and Exchange Commission rules and regulations thereunder.
          “Senior Debt” means (a) the Credit Agreement (“Credit Agreement”), dated July 5, 2006, by and among the Corporation, the Lenders identified therein, Citigroup North America, Inc., as Administrative Agent and Collateral Agent, Citibank, N.A., as Issuing Bank, and the other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, refinanced or waived from time to time (other than to increase the principal amount or maturity thereof unless consented to by the Majority Holders if the Majority Holders continue to possess the other voting rights set forth in Section 4B hereof at the time of such increase in principal amount or maturity; and, notwithstanding the foregoing, increases in principal amount or commitments under the Credit Agreement in an aggregate amount of up to an additional $75.0 million pursuant to Section 2.21 thereunder (or any successor provision thereto) shall not require the consent of the Majority Holders pursuant to Section 4B hereof or otherwise, and shall for all purposes hereof constitute “Senior Debt”) and (b) all obligations thereunder or with respect thereto.
          “Series B Director” has the meaning specified in Section 4A.
          “Series B Preferred” has the meaning specified in Section 1A.
          “Share” has the meaning specified in Section lA.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity. For purposes of this Certificate of Designation, if the context does not otherwise specify in respect of which Person the term “Subsidiary” is used, the term “Subsidiary” shall refer to a Subsidiary of the Corporation.
          “Thoma Cressey” means, collectively, any and all funds affiliated with Thoma Crecssey Equity Partners Inc. and their co-investors and limited partners.
          “Transaction Documents” means the Purchase Agreement, the Registration Rights Agreement, the Disclosure Schedules, any other agreement contemplated hereby or thereby to which the Corporation is a party and any certificate delivered by the Corporation with respect hereto or thereto in connection with the Closing.
          “Underlying Common Stock” means (i) the Common Stock issuable upon conversion of the Series B Preferred and (ii) any Common Stock issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For all purposes of this Certificate of Designation, any Person who holds Series B Preferred shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the

Series B Preferred in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Series B Preferred, such Underlying Common Stock shall be deemed to be in existence and outstanding, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder.
          “Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.
* * * *
[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by its duly authorized officer this 5th day of July, 2006.

JDA SOFTWARE GROUP, INC.
By:	/s/ Hamish Brewer
Hamish Brewer
Its: President and Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:07 PM 10/20/2006
FILED 04:07 PM 10/20/2006
SRV 060966615 — 2487680 FILE
CERTIFICATE OF CORRECTION FIELD
TO CORRECT A CERTAIN ERROR IN THE
CERTIFICATE OF DESIGNATION OF
JDA SOFTWARE GROUP, INC.
FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF DELAWARE ON JULY 5, 2006
     JDA Software Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
     DOES HEREBY CERTIFY:
     1. The name of the Corporation is JDA Software Group, Inc.
     2. That a Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock of JDA Software Group, Inc. (the “Certificate”) was filed by the Secretary of State of Delaware on July 5, 2006 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
     3. The inaccuracy or defect of said Certificate to be corrected is as follows:
     The definition of Cash Redemption Price and the calculation of amounts payable to the holders of Series B Preferred in a Liquidation Event (as such terms are defined in the Certificate), are incorrect.
     4. ARTICLE FOURTH, Section 2A of the Certificate is corrected to read in its entirety as follows:
     2A. Liquidation Events. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a “Liquidation Event”) , each holder of Series B Preferred shall be entitled to be paid out of cash legally available for distribution to stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of the Series B Preferred (each, a “Share” and collectively, the “Shares”) held by such holder plus all accrued and unpaid dividends thereon, and the holders of Series B Preferred shall not be entitled to any further payment. If upon any such Liquidation Event the Corporation’s assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2A, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series B Preferred held by each such holder.
     5. The definition of “Cash Redemption Price” set forth in Section 12, “Definitions” is corrected to read in its entirely as follows:
     “Cash Redemption Price” of any Share as of any date of determination means the Liquidation Value thereof plus all acccrued and unpaid dividends thereon.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Hamish Brewer, its President and Chief Executive Officer, this 20th day of October, 2006.

/s/ Hamish Brewer
Hamish Brewer, President and
Chief Executive Officer

2

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:00 AM 07/22/2008
FILED 08:00 AM 07/22/2008
SRV 080809158 — 2487680 FILE
STATE OF DELAWARE
CERTIFICATE FOR RENEWAL
AND REVIVAL OF CHARTER
The corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:
1.	The name of this corporation is JDA Software Group, Inc.

2.	Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange (street), City of Wilmington Zip Code 19801 County of New Castle the name of its registered agent is The Corporation Trust Company

3.	The date of filing of the original Certificate of Incorporation in Delaware was March 14, 1995.

4.	The date when restoration, renewal, and revival of the charter of this company is to commence is the 29th day of February, 2008, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5.	This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2008, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.
     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters the last and acting authorized officer hereunto set his/her hand to this certificate this 19th day of May A.D. 2008.

By:	/s/ Hamish Brewer
Authorized Officer
	Name:	Hamish Brewer
Print or Type
	Title:	President and CEO

CERTIFICATE OF ELIMINATION
OF
SERIES B CONVERTIBLE
PREFERRED STOCK
OF
JDA SOFTWARE GROUP, INC.
     (Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
     JDA Software Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), certifies as follows:
     FIRST: Article IV of the Company’s Third Restated Certificate of Incorporation, as amended, authorizes the issuance of 2,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”), of which 50,000 shares have been designated Series B Convertible Preferred Stock.
     SECOND: The following resolution was adopted on September 7, 2009 by the Board of Directors of the Company as required by Section 151(g) of the General Corporation Law of the State of Delaware:
RESOLVED, that each member of senior management of the Company (the “Authorized Officers”) be, and hereby are, authorized and empowered to prepare and execute the necessary certificate or certificates described in Section 151 of the Delaware General Corporate Law cancelling the Series B Preferred and to file the same with the Delaware Secretary of State.
     THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all matters set forth in the Certificate of Incorporation, as amended, with respect to such Series B Convertible Preferred Stock are hereby eliminated from the Third Restated Certificate of Incorporation, as amended.

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:02 PM 10/14/2009
FILED 12:44 PM 10/14/2009
SRV 090934191 — 2487680 FILE

1

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 13th day of October, 2009.

JDA SOFTWARE GROUP, INC.
/s/ G. Michael Bridge
G. Michael Bridge, Senior Vice President and
General Counsel

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:19 PM 07/14/2010
FILED 03:07 PM 07/14/2010
SRV 100741434 — 2487680 FILE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF JDA SOFTWARE GROUP, INC.,
a Delaware corporation
     JDA Software Group, Inc ., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
     FIRST: The Third Restated Certificate of Incorporation of the Corporation is hereby amended by changing the first paragraph of the Article numbered “IV” so that, as amended, said paragraph of said Article shall be and read as follows:
“This Corporation is authorized to issue two classes of stock to be designated, respectively, the “Preferred Stock” and the “Common Stock.” The total number of shares of capital stock which this Corporation is authorized to issue is One Hundred Two Million (102,000,000) shares. One Hundred Million (100,000,000) shares shall be common stock, par value $0.01 per share (the “Common Stock”), and Two Million (2,000,000) shares shall be Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”
     SECOND: The foregoing amendment was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed as of this 21st day of May, 2010.

JDA SOFTWARE GROUP, INC.
/s/ Hamish N. Brewer
Hamish N. Brewer, President